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                                                                    EXHIBIT 99.1

                                                       [AXSYS TECHNOLOGIES LOGO]

        AXSYS TECHNOLOGIES TO ACQUIRE DIVERSIFIED OPTICAL PRODUCTS, INC.

           CONFERENCE CALL SCHEDULED FOR MARCH 24, 2005 AT 10:00 AM ET

ROCKY HILL, CT - MARCH 23, 2005 - Axsys Technologies, Inc. (NASDAQ: AXYS) today announced that it has entered into a definitive agreement to acquire Diversified Optical Products, Inc. (DiOP), a privately held manufacturer of high-end thermal surveillance camera systems and lenses, for $60 million in cash.

DiOP is a leading supplier of infrared surveillance solutions to the U.S. Border Patrol, Army, Navy, Air Force, Coast Guard, and various Port Authorities. In addition, DiOP manufactures an array of infrared cameras for law enforcement, firefighting, and commercial perimeter security applications. Finally, DiOP is a leading OEM supplier of military-grade thermal targeting and imaging lenses. DiOP's success in the thermal surveillance space is largely due to its expertise in infrared lens production, the most critical technology in an infrared surveillance camera. DiOP employs approximately 120 people at its Salem, N.H. headquarters. Total sales for the calendar year 2004 were $22.3 million.

"The purchase of DiOP is a fundamental step forward for Axsys," said Stephen W. Bershad, Chairman and CEO of Axsys Technologies. "While we expect that this acquisition will be modestly accretive to earnings in 2005, more importantly it presents an array of strategic benefits. The addition of DiOP brings new, high value technologies to Axsys, leverages our existing technologies, and provides a new base of customers for the Company. We will immediately establish a strong position in the fast-growing homeland security surveillance market, bolster our existing infrared lens business, and create a new focus for our motion control business."

ACQUISITION HIGHLIGHTS:

      - This transaction dramatically enhances Axsys' position as a leading supplier of vertically integrated infrared surveillance systems.

      - The acquisition of DiOP is a significant step in Axsysa(euro)(TM) strategy to leverage its optical and motion control capabilities to address the fast growing homeland security market.

      - The combination of Axsys' existing motion control business and DiOP's camera business will enable the combined company to address new markets including aerial and shipboard surveillance that neither company can address independently.

      - The technical sophistication of DiOP's solutions directly supports Axsys' strategy to increase the value-added content of its product offerings.

      - The integration of DiOP's infrared lens design and manufacturing capabilities with Axsys' existing infrared systems business will enable the combined business to better satisfy demand for military grade thermal lenses than either can independently. These two businesses are geographically proximate.

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                                                                    EXHIBIT 99.1

Louis (Lou) Fantozzi, Chairman and Co-founder of DiOP, added, "The entire DiOP team is thrilled to be joining the Axsys organization. The technical, market, cultural and geographic fits could not be better. In addition, our customer bases are complementary, so together we have a great opportunity to both improve our market position and better capitalize on the substantial opportunities that exist in our markets."

Axsys has obtained commitments from financial institutions for up to $70 million to fund the transaction and provide working capital. Closing is anticipated in the second quarter of 2005 following the completion of customary closing conditions. Axsys will revise financial guidance subsequent to closing.

CONFERENCE CALL

Management will conduct a conference call to discuss the proposed acquisition on Thursday, March 24, 2005 at 10:00 am ET. Interested parties may participate in the call by dialing 706-679-3148 - please call in 10 minutes before the call is scheduled to begin and ask for the Axsys Technologies call. The conference call will be webcast live via the Investors section of the Company's web site at www.axsys.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company's web site.

ABOUT AXSYS

Axsys Technologies, Inc. is a vertically integrated supplier of precision optical solutions for high technology applications, serving the aerospace, defense and high performance commercial markets. For more information, visit www.axsys.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Axsys and DiOP, including future financial and operating results, the new company's plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Axsys' management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain any governmental approvals of the transaction on the proposed terms and schedule; the risk that any conditions to closing will not be met; the ability to obtain financing on favorable terms or at all; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; and disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors that could cause Axsys' results to differ materially from those described in the forward-looking statements can be found in the 2004 Annual Report on Forms 10-K of Axsys filed with the SEC and available at the SEC's Internet site (http://www.sec.gov).

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                                                                    EXHIBIT 99.1

CONTACT:                      -OR-       INVESTOR RELATIONS COUNSEL:
AXSYS TECHNOLOGIES, INC.                 THE EQUITY GROUP INC.
David A. Almeida, CFO                    Loren G. Mortman
(860) 257-0200                           (212) 836-9604, LMortman@equityny.com
www.axsys.com                            Lauren Barbera
                                         (212) 836-9610, LBarbera@equityny.com
                                         www.theequitygroup.com